MediaOne Group, Inc.
Consolidated Operations Highlights- As Reported (1)
(UNAUDITED)
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
                              Three Months Ended           Year Ended
                                    Dec 31,                   Dec 31,
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

Dollars in millions              1999      1998          1999        1998
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

REVENUES                         $   693   $   643       $   2,695   $  2,882

Cost of sales                        265       230           1,069      1,013
Selling, general and admin.          200       216             749        926
                                 -------   -------        --------    -------
OPERATING CASH FLOW (2)              228       197             877        943
Depreciation & amortization         (364)     (288)         (1,248)    (1,182)
Interest expense, minority
 guarantee, other                   (185)     (137)           (666)      (569)
Equity gains (losses) in
 unconsolidated ventures              35      (144)           (256)      (417)
Gains on sales of
 investments (3)                   6,287        28           9,574      3,939
Merger related costs (4)            (273)        -          (1,810)         -
Other income (expense)               209      (162)            260        (76)
Income tax benefit (expense)      (2,284)      168          (3,217)    (1,208)
                                 -------   -------        --------    -------
EARNINGS (LOSS) FROM
 CONTINUING OPERATIONS             3,653      (338)          3,514      1,430
Discontinued operations income,
 net of tax (5)                        -         -               -     25,208
Extraordinary item, net of tax         -         -              17       (333)
                                 -------   -------        --------    -------
NET INCOME (LOSS)                  3,653      (338)          3,531     26,305

Loss on redemption of
 preferred securities                  -         -             (28)       (53)
Preferred dividends and accretion     (7)      (16)            (49)       (55)
                                 -------   -------        --------    -------
EARNINGS (LOSS) AVAILABLE
 FOR COMMON STOCK              $   3,646   $  (354)      $   3,454    $26,197
                                 =======   =======        ========    =======
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(1) Domestic wireless operations were sold in April, 1998.
(2) Operating cash flow represents earnings before interest, taxes, depreciation and amortization.
(3) Includes gains of $6,287 and $6,582 on the sale of various international investments for the three and twelve months ended
    December 31, 1999. Also includes a $2,482 gain on the exchange and modification of the AirTouch shares due to the AirTouch
    Vodafone merger and a $43 one time charge for the wind down of international operations for the twelve months ended
    December 31, 1999. Includes a $3,869 gain on sale of domestic wireless operations for the twelve months ended December 31, 1998.
(4) Includes $1,500 paid to Comcast as a result of the termination of the merger between Comcast and MediaOne Group in May, 1999.
(5) Includes gain on separation from U S WEST Communications
    (USWC). This also includes income attributable to USW stock of zero for the three months and $589 for the twelve months ended December 31, 1998.
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